Exhibit 99.1

FOR IMMEDIATE RELEASE

Saban Capital Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and

Warrants Commencing November 7, 2016

LOS ANGELES, CA, November 4, 2016 Saban Capital Acquisition Corp. (NASDAQ: SCACU) (the “Company”) announced that, commencing November 7, 2016, holders of the units (“Units”) sold in the Company’s initial public offering completed on September 21, 2016 may elect to separately trade the Class A ordinary shares and warrants included in the Units. Each Unit consists of one Class A ordinary share, par value $0.0001 per share, and one-half warrant, each whole warrant enabling the holder thereof to purchase one Class A ordinary share for a price of $11.50 per share. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Those Units not separated will continue to trade on the NASDAQ Capital Market under the symbol “SCACU,” and the Class A ordinary shares and warrants that are separated will trade on the NASDAQ Capital Market under the symbols “SCAC” and “SCACW,” respectively. Holders of the Units will need to have their brokers contact Continental Stock Transfer and Trust Company, the Company’s transfer agent, in order to separate the Units into Class A ordinary shares and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Deutsche Bank Securities Inc., Attn.: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, email: prospectus.CPDG@db.com, tel: (800) 503-4611; and Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone toll-free at 1-866-471-2526 or by email at prospectus-ny@ny.email.gs.com.

About Saban Capital Acquisition Corp.

Saban Capital Acquisition Corp. was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the Securities and Exchange Commission (“SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact:

Saban Capital Acquisition Corp.

Joel Andryc/310-557-5100